Exhibit 23.3

北京市朝阳区东三环中路7号北京财富中心写字楼A座41层 邮编：100020

电话：010-61006366 传真：010-61006366

Floor 41, Tower A, Fortune Center Office Building, No.7, East Third Ring Middle Road,
Chaoyang District, Beijing 100020 Tel: 010-61006366 Fax: 010-61006366

www.qianchenglaw.com

October 20, 2025

To:	KINGTITAN TECHNOLOGY LIMITED

89 Nexus Way, Camana Bay,

Grand Cayman, KY1-909

Cayman Islands

RE ：	KINGTITAN TECHNOLOGY LIMITED - Form F-1

Dear Sir/Madam,

We are qualified lawyers of the People's Republic of China (for the purpose of this Consent Letter, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan Region).

We hereby consent to the reference to the name of our law firm and the professional opinions issued by our law firm regarding matters such as the qualifications of domestic subsidiaries, social insurance compliance, overseas listing filing, ownership of intellectual property rights, and pending disputes, under the headings of "Prospectus Summary", "Risk Factors", "Business", "Regulations", "Enforceability of Civil Liabilities", "Material Income Tax Considerations", and "Legal Matters" in the Form F-1 of KINGTITAN TECHNOLOGY LIMITED. We consent to the submission of this consent letter as an exhibit to the Form F-1.

In giving such consent, we do not thereby acknowledge that we fall within the category of persons required to obtain consent as stipulated in Section 7 of the U.S. Securities Act of 1933 or the Securities Exchange Act of 1934 (as amended), nor do we fall within the scope defined pursuant to such laws and the regulatory provisions promulgated thereunder.

/S/Beijing Qiancheng Law Firm
Beijing Qiancheng Law Firm